Exhibit 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE
1.0	PARTIES: The parties to this Separation Agreement and General Release (“Agreement”) are JAMES R. O’NEILL (“Mr. O’NEILL”) and NORTHROP GRUMMAN SYSTEMS CORPORATION (“Northrop Grumman” or “the Company”).

2.0	RECITALS: This Agreement is made regarding the following facts:
2.1.	Mr. O’NEILL is currently employed by Northrop Grumman as Corporate Vice President and President, Information Technology. He has determined to resign from employment effective April 30, 2008.

2.2.	Northrop Grumman has offered Mr. O’NEILL the severance benefits set forth below in exchange for his agreement to all the terms and conditions of this Agreement.

2.3.	Mr. O’NEILL has decided to accept the Company’s offer of severance benefits and to enter into this Agreement.
3.0	CONSIDERATION: In exchange for Mr. O’NEILL’s promise to abide by all of the terms of this Agreement, the Company agrees to provide the following consideration:
3.1.	Lump-sum Cash Severance. The Company agrees to pay Mr. O’NEILL the sum of $2,406,667, less applicable withholding. This amount will be paid to Mr. O’NEILL in a single lump sum payment within 30 calendar days of the later of the following two events: (A) the expiration of the Revocation Period set forth in Section 14 of this Agreement, or (B) the date Mr. O’NEILL’s employment with the Company ends (“Separation Date”), but in no event later than March 15, 2009.

3.2.	Pro-Rata Bonus for 2008. Mr. O’NEILL will be paid a pro-rata Annual Incentive Plan bonus for his service during 2008, in addition to the lump-sum cash severance payment described in Section 3.1. This pro-rata bonus will be based on the Company Performance Factor (“CPF”) representing 80% of the score and the Individual Performance Factor (“IPF”) at 1.0 representing 20% of the score. It will be paid when annual bonuses are paid to active employees in February or March of 2009, but in no event will the payment be made later than March 15, 2009.

3.3.	Medical and Dental Coverage Continuation. Mr. O’NEILL may elect to continue his medical and dental coverage in effect as of the Separation Date for two years, provided he pays his portion of the cost of such coverage with after-tax dollars, and provided further that he will pay no more for such coverage than similarly situated active employees pay for comparable medical and dental coverage. The Company will continue to pay its portion of the cost of Mr. O’NEILL’s medical and dental benefits for the two-year period. In the event that Mr. O’NEILL becomes eligible to enroll in another employer sponsored health plan on account of his employment subsequent to the Separation Date, Mr. O’NEILL shall enroll in such plan on the earliest date he is eligible to enroll and the benefits or payments to be made under this Company coverage shall be reduced to the extent that Mr. O’NEILL is eligible for benefits or payments for the same occurrence under such other employer sponsored plan (whether or not he has enrolled in such other plan). Mr. O’NEILL shall cooperate with the Company in relation to any such coordination of benefits and notify the Company promptly of any new or additional coverage available to him after the Separation Date. If rates for active employees increase during this continuation period, Mr. O’NEILL’s contribution will increase proportionately. Also, if medical and dental benefits are modified or terminated for elected officers during this continuation period, Mr. O’NEILL’s benefits shall be subject to this modification or termination. This continuation coverage shall run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (or similar state law coverage) and shall be in lieu of such COBRA coverage. Following the continuation period, Mr. O’NEILL shall be eligible to receive (i) coverage pursuant to Section 3.6 of this Agreement or (ii) COBRA continuation coverage for benefits provided pursuant to this Section 3.3 for any remaining portion of the applicable COBRA period at normal COBRA rates.

3.4.	Other Fringe Benefits. Pursuant to the terms of the Executive Perquisite Program for elected officers (the “Program”), Mr. O’NEILL will be reimbursed for any eligible financial planning fees incurred before his Separation Date. He will also be reimbursed for any eligible income tax preparation fees incurred for preparation of tax returns for calendar year 2008 in accordance with the terms of the Program, but the combination of financial planning fees and income tax preparation fees shall not exceed a total of $15,000. Except as provided in this Section 3.4, all perquisites shall cease as of the Separation Date.

3.5.	Equity Grants.
3.5.1	Stock Options. As of his Separation Date, Mr. O’NEILL will have unvested options from three separate option grants dated June 14, 2004, February 15, 2006 and February 28, 2007, respectively. Effective as of his Separation Date the next succeeding vesting installment for each of these grants shall vest. All other unvested portions of these options shall terminate and be forfeited as of the Separation Date. Mr. O’NEILL shall have the lesser of five years following his Separation Date or until the respective Expiration Date of each of his vested options to exercise those options (subject, in the case of a change of control of the Company, to earlier termination pursuant to the change in control provisions applicable to the options).

3.5.2	RPSRs. As of the Separation Date, Mr. O’NEILL will have unvested Restricted Performance Stock Rights (RPSRs) from two separate grants dated February 15, 2006 and February 28, 2007, respectively. Mr. O’NEILL will be entitled to pro-rata treatment of these grants as if he had met the Retirement provisions defined in the grant certificates. Consistent with that treatment, payout of the pro-rata portion of these grants remains subject to the performance based conditions of the grant, and any payout will be made at the end of the Performance Period (as defined in the grant certificates) for each respective grant at the same time that payouts are made to similarly situated grantees. Any unvested RPSRs will terminate and be forfeited as of the Separation Date. As of the Separation Date, Mr. O’NEILL will have vested RPSRs from a grant dated February 28, 2005.
3.6	Retiree Medical Benefits. Mr. O’NEILL shall be granted additional Vesting Service such that as of the Separation Date, he satisfies the Vesting Service requirements to become a Vested Participant and eligible to commence benefits pursuant to Section 4.02 (“Early Commencement of Benefits”) of the Northrop Grumman Corporation Special Officer Retiree Medical Plan (As Amended and Restated Effective April 1, 2007) (the “SORMP”); provided, however, that such eligibility shall commence upon the expiration of eligibility for coverage described in Section 3.3 of this Agreement instead of age 55. (Italicized terms used in this Section 3.6 are defined in the SORMP.) In the event that Mr. O’NEILL becomes eligible to enroll in another employer sponsored health plan on account of his employment subsequent to the Separation Date, Mr. O’NEILL shall enroll in such plan on the earliest date he is eligible to enroll and the benefits or payments to be made under the SORMP coverage shall be reduced to the extent that Mr. O’NEILL is eligible for benefits or payments for the same occurrence under such other employer sponsored plan (whether or not he has enrolled in such other plan). Mr. O’NEILL shall cooperate with the Company in relation to such coordination of benefits and notify the Company promptly of any new or additional coverage available to him after the Separation Date. For the avoidance of doubt, whether or not Mr. O’NEILL is covered by another employer’s plan will not affect Mr. O’NEILL’s eligibility for retiree medical benefits under the SORMP for himself and his spouse for life but will affect the amount of benefits he receives while he is covered (or is eligible to be covered) by such other employer’s plan.

3.7	Not Pension Eligible Compensation. None of the consideration or payments made pursuant to this Agreement shall be eligible as compensation under any Company retirement, pension, savings or other benefit plan.

3.8	Other Benefits. Notwithstanding the foregoing Mr. O’NEILL is entitled to benefits under the following tax-qualified and nonqualified pension, savings, retirement and deferred compensation plans:

Northrop Grumman Savings Plan

Northrop Grumman Retirement Value Plan (a sub-plan of Northrop Grumman Pension Plan)

Northrop Grumman Pension Plan (cash balance)

Northrop Grumman Savings Excess Plan

Northrop Grumman Deferred Compensation Plan

Northrop Grumman Supplemental Plan 2 — ERISA Supplemental Program 2 (“ERISA 2”)

Northrop Grumman CPC Supplemental Executive Retirement Program (“CPC SERP”)
4.0	SEPARATION FROM EMPLOYMENT: Mr. O’NEILL’s employment with the Company will terminate on April 30, 2008. This shall be his Separation Date.
5.0	COMPLETE RELEASE: In exchange for the consideration described in Section 3, Mr. O’NEILL releases the Company from liability for any claims, demands or causes of action (except as described in Section 5.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman parent, subsidiaries, affiliates, related companies, predecessors, successors, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Mr. O’NEILL” includes not only Mr. O’NEILL himself, but also his heirs, current spouse, executors and agents. Except as described in Section 5.5, this Release extinguishes all of Mr. O’NEILL’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, based on anything occurring on or before the date Mr. O’NEILL signs this Agreement.
5.1	This Release includes, but is not limited to, claims relating to Mr. O’NEILL’s employment or separation from employment with the Company and any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by

Mr. O’NEILL, and claims for severance benefits under any plan, policy or agreement.

5.2	This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the False Claims Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; any applicable state human rights statutes including the Virginia Human Rights Act, which prohibits discrimination based on race, color, religion, national origin, sex, pregnancy, childbirth or related medical conditions, age, marital status or disability, and retaliation; the Fairfax County Human Rights Ordinance, which also prohibits discrimination based on age, race, color, religion, sex, national origin, marital status, or disability, and retaliation; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

5.3	This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4	Mr. O’NEILL agrees that his Release includes claims which he did not know of or suspect to exist at the time he signed this Agreement, and that the Release extinguishes all known and unknown claims.

5.5	However, this Release does not include any rights Mr. O’NEILL may have: (1) to enforce this Agreement; (2) to indemnification and advancement rights Mr. O’NEILL may have for expenses or losses (i) incurred in the course and scope of his employment, (ii) in connection with any dispute over the enforcement of Mr. O’NEILL’s rights under this Agreement, or (iii) in connection with Mr. O’NEILL’s rights to reasonable attorney’s fees and costs under Section 16.0; (3) to test the knowing and voluntary nature of this Agreement under The Older Workers Benefit Protection Act; (4) to workers’ compensation benefits; (5) to earned, banked or accrued but unused vacation pay; (6) to rights under minimum wage and overtime laws; (7) to vested benefits under any pension or savings plan; (8) to continued benefits in accordance with COBRA; (9) to government-provided unemployment insurance; (10) to file a claim or charge with any government administrative agency (although Mr. O’NEILL is releasing any rights he may have to recover damages or other relief in connection with the filing of such a claim or charge); (11) to claims that cannot lawfully be released; or (12) to claims arising after the date Mr. O’NEILL signs this Agreement.
6.0	ARBITRATION: If either the Company or Mr. O’NEILL decides to sue the other over the enforceability of this Agreement or for violating this Agreement, all such claims will be determined through final and binding arbitration, in accordance with Northrop Grumman Corporate Procedure H103A. Notwithstanding the provisions of H103A, the Company and Mr. O’NEILL agree that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorney’s fees and costs incurred in enforcing this Agreement, except in any challenge by Mr. O’NEILL to the validity of this Agreement under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act.
7.0	RETURN OF COMPANY PROPERTY: Mr. O’NEILL agrees to return any and all property and equipment of the Company and any Released Party that he may have in his possession no later than the Separation Date, except to the extent this Agreement explicitly provides to the contrary.
8.0	FULL DISCLOSURE: Mr. O’NEILL acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company and any Released Party. Mr. O’NEILL has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company and any Released Party. Mr. O’NEILL has properly reported all hours he worked and has been paid all wages, compensation, benefits or other amounts that the Company or any Released Party should have paid Mr. O’NEILL in the past.
9.0	COVENANT NOT TO COMPETE: In consideration for the covenants made in this agreement by Northrop Grumman, and in deference to Mr. O’NEILL’s access to, knowledge of and personal role in development of Northrop Grumman’s trade secrets, proprietary information and confidential marketing strategy, Mr. O’NEILL agrees that for a period of twelve (12) months from his Separation Date, he will not (i) engage in or accept employment by any business in competition with Northrop Grumman in the United States or Canada, or (ii) render services or act on behalf of any entity which provides the same or competitive products or services as Northrop Grumman provides in the United States or Canada, or (iii) solicit any customer or teammate of Northrop Grumman with whom Mr. O’NEILL came into contact, either directly or indirectly, while employed by Northrop Grumman, for purposes of providing products or services in competition with Northrop Grumman; provided, however, that exceptions to this covenant not to compete may be made in writing by the Company’s Chief Human Resources and Administrative Officer. The Company will review any requests for exceptions in good faith, and will not unreasonably withhold consent to a requested exception. Mr. O’NEILL agrees that these restrictions are reasonable. However, if any portion of this covenant is deemed overbroad or unenforceable due to challenge by him, he consents to either return all consideration provided him under Paragraph 3 of this Agreement or to authorize the Arbitrator to fashion an enforceable substitute for any restriction deemed overbroad or unenforceable. In addition, Mr. O’NEILL agrees that for a period of twenty-four (24) months from his Separation Date, he will not engage in or accept employment by the following companies: Lockheed Martin, General Dynamics, IBM, SAIC, EDS, CSC, Raytheon, or Unisys. It shall not be a violation of this Section 9 for Mr. O’NEILL to (i) become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation in competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that Mr. O’NEILL does not otherwise participate in the business of such corporation, or (ii) be employed by or otherwise involved with a subsidiary or division, which is not competitive with the business of Northrop Grumman in the United States or Canada, of a company that is otherwise competitive with the business of Northrop Grumman in the United States or Canada, so long as Mr. O’NEILL does not advise or otherwise participate in the division or business that is competitive with the business of Northrop Grumman in the United States or Canada.

10.0	NON-DISPARAGEMENT:
A.	Mr. O’NEILL agrees to not make any public statement or release or contribute to any statements to the press or industry representatives concerning Northrop Grumman, its business objectives, its management practices or other sensitive information without Northrop Grumman’s written approval in advance. Mr. O’NEILL further agrees to take no action or make any statement which disparages Northrop Grumman, its officers, agents or employees, or which causes Northrop Grumman, or its officers, agents and employees, to be held in disrepute within the industry or the general public. Nothing in this provision shall be construed to prevent or restrict Mr. O’NEILL from providing truthful testimony about the Company to any government or regulatory agency, or in any court proceeding.

B.	The Company shall not by any means issue or communicate any public statements that may be critical or disparaging of Mr. O’NEILL provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.
11.0	NON-SOLICITATION/HIRE: Mr. O’NEILL agrees that for a period of twenty four (24) months after his Separation Date, he will not contact any current employee of Northrop Grumman for purposes of prospective employment, or interview, offer employment to, hire, approve for employment or otherwise solicit, directly or indirectly, any Northrop Grumman employee for any position providing services, directly or indirectly, in competition with Northrop Grumman. Notwithstanding the foregoing, any current employee of Northrop Grumman may be solicited and/or hired after that employee has been separated from Northrop Grumman for at least four months.

12.0	WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

13.0	ADVICE OF COUNSEL; PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT: The Company encourages Mr. O’NEILL to seek and receive advice about this Agreement from an attorney of his choosing. Mr. O’NEILL has twenty-one (21) calendar days from his receipt of this Agreement to review and consider it. Mr. O’NEILL understands that he may use as much of this review period as he wishes before signing this Agreement.

14.0	RIGHT TO REVOKE AGREEMENT: Mr. O’NEILL may revoke this Agreement within seven (7) calendar days of signing it. To do so, Mr. O’NEILL must deliver a written revocation notice to Ian Ziskin, Corporate Vice President and Chief Human Resources and Administrative Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. Mr. O’NEILL must deliver the notice to Mr. Ziskin no later than 4:30 p.m. (PST) on the seventh (7th) calendar day after Mr. O’NEILL signs this Agreement. If Mr. O’NEILL revokes this Agreement, it shall not be effective or enforceable, and Mr. O’NEILL will not receive the benefits described in Section 3 of this Agreement.

15.0	DENIAL OF WRONGDOING: Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both the Company and Mr. O’NEILL deny any such wrongdoing or liability.

16.0	COOPERATION: Mr. O’NEILL agrees that, for at least two (2) years following the Separation Date, he will reasonably cooperate with the Company and any Released Party regarding requests for assistance by serving as a witness or providing information about matters connected with Mr. O’NEILL’s prior employment with the Company or any Released Party. The Company or the Released Party requesting assistance shall reimburse Mr. O’NEILL for any reasonable out-of-pocket expenses incurred as a direct result of Mr. O’NEILL’s providing cooperation pursuant to this Section, including without limitation travel, lodging and meals, promptly upon Mr. O’NEILL’s presentation of receipts for such expenses. Without waiving any of the Company’s rights under this Section 16, to the extent practicable, the Company agrees that cooperation shall occur via telephone and in such a manner as to minimize interference with Mr. O’NEILL’s other work and personal obligations. In the event that as a result of cooperating with the Company pursuant to this provision (i) Mr. O’NEILL is subpoenaed as a witness, or is specifically requested by the Company to be a witness, in connection with a matter involving his employment with the Company, and (ii) Mr. O’NEILL determines that he would benefit from the advice of counsel in connection therewith, then the Company will, to the full extent permitted by its By-Laws and applicable law, reimburse Mr. O’NEILL for reasonable attorney’s fees and costs incurred in connection therewith. The Company will advance these fees and costs if requested by Mr. O’NEILL, but only if Mr. O’NEILL first provides the Company with an undertaking (as that term is defined in the Company’s By-Laws) and complies with all the terms and conditions of the By-Laws regarding advancement of expenses.

17.0	CONTINUING INDEMNIFICATION RIGHTS: Notwithstanding any other provision hereof, the Company hereby agrees to defend, hold harmless and indemnify Mr. O’NEILL in any suits or claims arising from actions arising from or during the course of Mr. O’NEILL’s employment on the same basis as with other similarly situated officers and directors and in accordance with, and subject to the terms of, the Company’s By-Laws and applicable law, and to advance any related expenses (including attorneys’ fees and disbursements) upon the terms and conditions set forth in the Company’s By-Laws. The Company further agrees to maintain and continue in place all officers’ and directors’ liability insurance covering Mr. O’NEILL in a manner consistent with the Company’s indemnification arrangements with respect to other similarly situated officers and directors for at least six years following his Separation Date.

18.0	NO MITIGATION: The amounts paid or payable to Mr. O’NEILL hereunder shall not be subject to mitigation, offset, or reduction by any compensation earned by Mr. O’NEILL from any subsequent employment or any other venture.

19.0	ATTORNEYS’ FEES: The Company shall reimburse Mr. O’NEILL for reasonable legal fees and disbursements incurred by Mr. O’NEILL in connection with the negotiation and preparation of this Agreement through February 19, 2008. Fees and disbursements incurred after that date will not be reimbursed.

20.0	SEVERABILITY: The provisions of this Agreement are severable. If any part of this Agreement, other than Section 5, is found to be illegal or invalid and thereby unenforceable, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable.

21.0	SOLE AND ENTIRE AGREEMENT: This Agreement expresses the entire understanding between the Company and Mr. O’NEILL on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters, except that any writing between the Company and Mr. O’NEILL relating to protection of Company trade secrets or intellectual property shall remain in effect.

22.0	MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. O’NEILL and an authorized Company representative.

23.0	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the law of the Commonwealth of Virginia without regard to rules regarding conflicts of law.

24.0	ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:

MR. O’NEILL ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. O’NEILL UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: 3/5/008	BY:	/s/ James R. O’Neill
JAMES R.O’NEILL

DATED: 3/10/08	BY:	/s/ Ian V. Ziskin
NORTHROP GRUMMAN SYSTEMS CORPORATION
TITLE: CVP,CHIEF HR & ADMINISTRATIVE OFFICER